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                 New World Pasta Announces New Chief Executive

         Harrisburg, PA February 4, 2000 - C. Mickey Skinner and the Board of Directors of New World Pasta Company ("New World") today named John Denton as the company's new Chairman and Chief Executive Officer, succeeding Mr. Skinner who will remain as Chairman Emeritus. Mr. Denton most recently served as CEO and President of Snyder's of Hanover ("Snyder's"), a pretzel and snack food concern that is controlled by the Wareheim family of Hanover, PA. While at Snyder's, Mr. Denton was responsible for growing the business into a leading player in the pretzel industry and for creating one of the region's leading distribution businesses serving the snack food industry. Prior to his role at Snyder's, Mr. Denton was in charge of another Wareheim-controlled company, Hanover Foods, where he established a strong track record of revenue and earnings growth for this processor of frozen and canned foods. Previously, Mr. Denton worked in the food products division of Procter and Gamble and brings over 25 years of experience in the food industry to New World Pasta.

         Mr. Skinner stated that, "New World Pasta is fortunate to be able to attract an individual of John Denton's stature and experience. I believe John and the New World Pasta management team are positioned to take the company to much higher levels of success."

         He added, "I also appreciate the Board's understanding of my desire to take a much less active role in the company's operations. I believe I am now much better prepared to enjoy retirement."

         "I applaud the fine work Mickey Skinner and his team have done during the past year in making the transition from Hershey to a successful independent operation and look forward to my association with New World employees and trade partners," commented Mr. Denton.

         David Ying of Joseph Littlejohn & Levy noted, "We are very happy that John Denton has decided to join us and think that he is uniquely qualified to continue to grow the core branded business as well as expand into areas not currently served by the company. We also think that the combination of John Denton with our partners at Miller Milling gives us some of the best talent in the food industry, from procurement all the way to the customer."

         John C. Miller of Miller Milling Company said, "We were very lucky to have had Mickey Skinner at the helm during New World Pasta's creation and busy first year. He has done everything he said he would and we owe him a great debt of gratitude. We must now respect his desire to return to a lighter schedule. I am most confident we have found the right person in John Denton to take New World to the next level."

         Mr. Skinner served as the head of the company since 1984, first in his role as President of the Hershey Pasta Division and, more recently, as CEO of New World Pasta Company. New World was formed in January 1999 after the business was acquired from Hershey Foods Corporation by an investor group that included Mr. Skinner, Miller Milling Company and New York investment firm Joseph Littlejohn & Levy ("JLL"). Mr. Denton takes over for Mr. Skinner after he led New World to a successful split from Hershey and established itself as a stand-alone business. Today, New World Pasta is the #1 branded pasta manufacturer in the country, with leading brands such as RONZONI, SAN GIORGIO, AMERICAN BEAUTY, SKINNER, MRS. WEISS and P&R.

         "We thank Mickey for all of his hard work and accomplishments over the past year," said Mr. Ying of JLL. "He has done a great job of transitioning the company away from Hershey and positioning the business to capitalize on its industry-leading brands. Even though he desires a less active role, Mickey will continue to help the company by serving on the Board with JLL and Miller Milling Company."

         Joseph Littlejohn & Levy is a leading New York investment firm managing three equity funds with committed capital exceeding $1.6 billion. The venture follows JLL's successful partnership structures in the chemicals, building products, radio broadcasting, automotive and health care industries utilizing the leadership of strong management teams to realize significant returns from strategic investments.

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